Exhibit 99.1

Church & Dwight Co., Inc.

News Release

Contact:	Matthew T. Farrell
Chief Financial Officer
609-683-5900

CHURCH & DWIGHT REPORTS SECOND QUARTER EARNINGS OF $0.59 PER SHARE

PRINCETON, NJ, August 7, 2007 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended June 29, 2007 of $40.5 million or $0.59 per share, an increase of $0.05 per share or 9% over last year’s $36.4 million or $0.54 per share. Earnings per share was at the high end of the Company’s second quarter guidance of $0.57-$0.59.

Net income for the six months ended June 29, 2007 rose to $85.6 million or $1.25 per share, an increase of $0.11 per share or 10% over last year’s $76.4 million or $1.14 per share.

Second Quarter Review

Net sales were $546.5 million in the second quarter, an $87.9 million or 19% increase over last year’s $458.6 million. Current year second quarter sales include the results of the Orange Glo International, Inc. (OGI) laundry additive and household cleaners business, which was acquired in August 2006. Excluding the impact of revenue related to OGI and the net effect of foreign currency changes, organic sales increased for the quarter by approximately 5% compared to the second quarter of 2006.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our results thus far. We launched a record number of new products in the first half of 2007 and we will continue to support them in the back half of the year with a significant increase in marketing spending. The integration of the OGI business has been successful and is expected to be completed by year-end. We continue to expect full year 2007 organic revenue growth to be in line with our 3 to 4% long-term business model.”

Consumer Domestic sales in the second quarter, which includes the OGI business, were $386.2 million, a $65.2 million or 20% increase over the prior year second quarter sales of $321.0 million. Sales of Arm & Hammer® liquid laundry detergent, Arm & Hammer Super Scoop® cat litter, Xtra® liquid laundry detergent, Trojan®, condoms, Arm & Hammer® Dental Care toothpaste and SpinBrush™ battery-operated toothbrushes, were all higher than in last year’s second quarter. These increases were partially offset by higher slotting expenses primarily in support of new product launches as well as lower sales of other toothpaste and antiperspirant products. Consumer International sales of $98.9 million increased 20% over the prior year second quarter sales, of which 7% is due to foreign currency changes and the balance is due to higher sales in Canada, Brazil,

Australia, and the UK and the inclusion of the OGI business, especially in Mexico. Specialty Products sales grew 11% due to higher volumes in the animal nutrition business and both higher volumes and improved pricing in the specialty chemicals business.

Gross margin was 39.7% in the second quarter compared to 38.9% in the first quarter of 2007 due to margin improvements in household products and our international business. Gross margin was below the second quarter 2006 margin of 40.3% primarily due to lower prior year trade spending, in connection with the introduction of price increases in April 2006 on several household products.

Marketing expense was $66.1 million in the second quarter, an $11.9 million increase over the prior year’s second quarter period partially due to the acquired OGI business. Marketing expense as a percentage of net sales increased to 12.1% in the quarter compared to 11.8% in the prior year period which reflects the planned increase in spending.

Selling, general, and administrative expense was $74.0 million in the second quarter, a $10.1 million increase over the prior year’s second quarter due to the operating expenses of the acquired OGI business, higher selling costs as a result of higher sales, higher stock-based compensation expense, and higher legal costs.

Operating income increased 15% to $76.6 million in the second quarter compared to $66.7 million in the prior year’s second quarter driven by higher sales.

Other expense increased to $12.2 million in the second quarter, primarily due to interest associated with borrowings to fund the OGI acquisition.

The effective tax rate in the current quarter was 38.7% compared to last year’s 37.6%. The current year second quarter tax rate includes an additional $2.1 million valuation allowance for tax assets in one of the Company’s foreign subsidiaries and includes the benefit of the research and development tax credit which was reinstated by Congress in December 2006. The effective tax rate in last year’s second quarter was unfavorably impacted by the expiration of the research and development tax credit on December 31, 2005.

Free Cash Flow and Net Debt

At quarter-end, the Company had total outstanding debt of $875 million and cash of $107 million for a net debt position of $768 million. This compares to total debt of $933 million and cash of $110 million for a net debt position at December 31, 2006 of $823 million. The Company reported net cash from operations of $45 million in the second quarter of 2007 compared to $15 million in the prior year’s second quarter. For the first six months of 2007, the Company reported $75 million of net cash from operations compared to $29 million in the first half of 2006.

The Company generated approximately $31 million in free cash flow during the second quarter of 2007 compared to approximately $4 million of free cash flow during the second quarter of 2006. For the first six months, the Company has generated approximately $50 million in free cash flow compared to $7 million in the prior period. Free cash flow is defined as net cash from operations less capital expenditures.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as defined in the Company’s principal credit agreement, which excludes certain items, was approximately $187 million for the first six months of 2007, an $11 million increase over the same period last year.

New Product Activity

On the new product front, Mr. Craigie commented, “The Company has taken a major step forward in the number of new product launches that provide meaningful benefits to consumers. We plan to support these initiatives with a significant increase in marketing support in the second half of 2007. We will also be increasing our R&D and product development spending in the second half of 2007 to support new product launches in 2008 and beyond.”

In personal care products, the Trojan® brand continues to achieve record market shares resulting from innovative line extensions including an Intense Ribbed™ condom, larger sized Magnum® condoms and an expanded line of vibrating rings. The SpinBrush™ battery-powered toothbrush line maintained share leadership in the second quarter in the battery-operated toothbrush category with three new products including Pro-Select™, the first and only battery-powered toothbrush with a two-speed switch that allows consumers to choose between a maximum speed “deep clean” and a lower speed “gentle massage”, Pro-Recharge™, a rechargeable toothbrush offering one week of power brushing, and Slim™, a slimmer and lighter product.

In household products, Arm & Hammer® Essentials™, a concentrated liquid laundry detergent formulated with plant-based soaps and containing no dyes, phosphates or bleaches continues to expand distribution and drive incremental growth to our laundry products. An innovative new Arm & Hammer® cat litter product, called Odor Alert™, with crystals that change color when activated, began shipping in the second quarter. In addition, OxiClean® Spray Away™ portable instant stain remover, for consumers on-the-go, is continuing to generate growth. The Company will begin rolling out concentrated liquid laundry detergents in the third quarter in the southern half of the United States, as the industry transitions to concentrated formulas.

The Company also launched several new advertising campaigns in the quarter for Trojan®, Nair® and OxiClean® Spray Away™. The Trojan® campaign called “Evolve”, launched on June 18, has received widespread news coverage marked by a discussion of the importance of responsible sexual health.

Outlook

With regard to the full year, Mr. Craigie said, “Due to our solid first half performance, the success of our new product launches and the success of the integration of the OGI business, we remain comfortable with our previously announced earnings per share goal of $2.34 to $2.36, which is equivalent to a 13-14% increase over 2006 results.” Mr. Craigie continued, “Organic sales growth is expected to be strong during the balance of 2007. Marketing support is expected to continue at record levels, including new television campaigns for our new products. We expect gross margins to improve in the second half despite expected higher commodity costs and the initial costs for transitioning to concentrated liquid laundry detergent.”

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As previously reported, at its August 1 Board meeting, the Company declared a quarterly dividend of $0.08 per share. This is an increase of $0.01 per share or approximately 14%. The dividend will be payable September 3, 2007 to stockholders of record at the close of business on August 13, 2007. This is the Company’s 426th regular quarterly dividend.

Church & Dwight will host a conference call to discuss second quarter 2007 results on August 7 at 10:00 a.m. (ET). To participate, dial in at 866-831-6162, access code: 41738907. A replay will be available two hours after the call at 888-286-8010, access code: 29163241. Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, margin improvement, marketing spending, new product introductions, the timing of new product launches, consumer demand for the Company’s products, the anticipated shift to concentrated liquid laundry detergent, completion of the integration of the Orange Glo International, Inc. business acquired in 2006, increases in R&D and product development spending, and earnings per share. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and increased marketing spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, and environmental remediation. For a description of additional factors that could cause actual results to differ materially from the forward looking statements, see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Net Sales	$546,472	$458,584	$1,060,807	$900,975
Cost of sales	329,779	273,791	644,238	547,190

Gross profit	216,693	184,793	416,569	353,785
Marketing expenses	66,102	54,230	111,954	87,554
Selling, general and administrative expenses	74,041	63,907	145,922	127,255

Income from Operations	76,550	66,656	158,693	138,976
Equity in earnings of affiliates	1,760	1,740	4,020	3,400
Other income (expense), net	(12,173)	(10,081)	(26,155)	(17,808)

Income before minority interest and taxes	66,137	58,315	136,558	124,568
Income taxes	25,611	21,906	50,938	48,212
Minority Interest	(7)	3	(12)	3

Net Income	$40,533	$36,406	$85,632	$76,353

Net Income per share—Basic	$0.62	$0.56	$1.30	$1.18
Net Income per share—Diluted	$0.59	$0.54	$1.25	$1.14

Dividend per share	$0.07	$0.06	$0.14	$0.12
Weighted average shares outstanding—Basic	65,804	64,702	65,687	64,590
Weighted average shares outstanding—Diluted	70,322	68,768	70,179	68,673

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 29, 2007	June 30, 2006
Assets
Current Assets
Cash, equivalents and securities	$106,887	$110,187
Accounts receivable	245,348	214,759
Inventories	211,504	192,131
Other current assets	24,845	20,876

Total Current Assets	588,584	537,953

Property, Plant and Equipment (Net)	344,009	329,842
Equity Investment in Affiliates	10,814	11,219
Intangibles and other assets	1,431,828	1,134,262

Total Assets	$2,375,235	$2,013,276

Liabilities and Stockholders’ Equity
Short-Term Debt	$150,392	$127,647
Other Current Liabilities	264,499	252,869

Total Current Liabilities	414,891	380,516

Long-Term Debt	724,246	609,786
Other Long-Term Liabilities	263,010	232,670
Stockholders’ Equity	973,088	790,304

Total Liabilities and Stockholders’ Equity	$2,375,235	$2,013,276

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Net Income	$40,533	$36,406	$85,632	$76,353

Non Cash Items	26,145	18,654	47,646	37,182

Working capital changes	(16,824)	(36,683)	(53,044)	(81,800)
Other	(4,315)	(3,376)	(5,095)	(3,162)

Net cash from operations	45,538	15,001	75,138	28,573

Additions to PP&E	(14,101)	(10,633)	(25,395)	(21,189)
Other	(388)	(8,313)	(637)	(8,714)

Net cash used in investing activities	(14,489)	(18,946)	(26,032)	(29,903)

Debt payments (net of borrowings)	(32,264)	(12,984)	(58,729)	(19,555)
Payment of dividends	(4,607)	(3,881)	(9,191)	(7,751)
Stock option related	3,257	5,732	13,539	9,861

Net cash used in financing activities	(33,614)	(11,133)	(54,381)	(17,445)

F/x impact on cash	1,714	2,224	1,686	2,284

Net change in cash and investments	$(850)	$(12,854)	$(3,589)	$(16,491)

Free cash flow(1)	$31,437	$4,368	$49,743	$7,384

(1)	Free cash flow is defined as net cash provided by operating activities less capital expenditures. Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for debt reduction, dividends, and discretionary investment.

SUPPLEMENTAL INFORMATION

Second Quarter and YTD 2007 and 2006 Product Line Net Sales

	Three Months Ended		Percent Change
	6/29/2007	6/30/2006
Household Products	$247.7	$177.8	39%
Personal Care Products	138.5	143.2	-3%

Consumer Domestic	386.2	321.0	20%
Consumer International	98.9	82.5	20%

Total Consumer Net Sales	485.1	403.5	20%
Specialty Products Division	61.4	55.1	11%

Total Net Sales	$546.5	$458.6	19%

	Six Months Ended		Percent Change
	6/29/2007	6/30/2006
Household Products	$486.6	$361.7	35%
Personal Care Products	272.0	273.4	-1%

Consumer Domestic	758.6	635.1	19%
Consumer International	183.1	155.3	18%

Total Consumer Net Sales	941.7	790.4	19%
Specialty Products Division	119.1	110.6	8%

Total Net Sales	$1,060.8	$901.0	18%

The following discussion addresses the reconciliations in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Organic Growth

The press release provides information regarding organic growth, namely net sales adjusted to reflect the impact of acquired businesses and the effect of foreign exchange changes. Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of product lines that were marketed by the Company during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

	Three Months Ended	Six Months Ended
	6/29/2007	6/29/2007
Reported Growth	19%	18%

Less:
Acquisitions	13%	15%
Foreign Exchange	1%	1%

Organic Growth	5%	2%

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy important financial covenants in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Adjusted EBITDA

Reconciliation of Net Cash Provided By
Operating Activities to Adjusted EBITDA
(Dollars in Millions)	Six Months Ended June 29,2007
Net Cash Provided by Operating Activities	$75.1
Interest Expense	29.4
Current Portion Income Tax Provision	38.6
Change in Working Capital & Other Liabilities	53.1
Investment Income	(3.2)
Tax Benefit on Stock Options Exercised	5.0
Andes Trading Legal Settlement	(10.4)
Other	(0.3)

Church & Dwight Adjusted EBITDA	$187.3